EXHIBIT 10.57



               [ORIGINAL SET UP IN NEWSPAPER-STYLE COLUMN FORMAT]



               B4Utrade & Stock Market Institute of Learning, Inc.
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                                    Agreement

     This LICENSING AGREEMENT (the "Agreement") is effective September 2001 ("Effective Date"), by and between Stock Market Institute of Learning, Inc., a Nevada corporation, with an address at 14675 Interurban Avenue South, Seattle, WA 98168 ("Licensee") and B4Utrade.com, a California corporation, with an address at 576 Sacramento Street, 7th Floor, San Francisco, California 94111 ("B4Utrade"). The Licensee and B4Utrade are collectively referred to herein as the "Parties".

                                    RECITALS

     WHEREAS, B4Utrade operates an Internet Site which provides individual investors with investing information that enables such investors to research stocks, make more informed decisions regarding their investments and watch securities market activities on a real-time basis;

     WHEREAS, Licensee creates, designs, produces, owns, markets and sells a variety of seminars and workshops focused on investment strategies, financial planning and personal wealth management, and operates an online service designed to teach these various investment strategies and financial planning techniques;

     WHEREAS, the Parties desire to enter into an agreement whereby B4Utrade will provide Licensee with a privately branded version of B4Utrade's web site that Licensee will display on Licensee's web site, by way of a fixed position, banner advertisement, email distribution or other creative means authorized by both Parties;

     WHEREAS, in exchange for displaying this privately branded version of B4Utrade, B4Utrade and the Licensee shall pay B4Utrade fees, as set forth below, and give Licensee's Subscriber's a free one-month trial subscription;

     NOW, THEREFORE, in consideration of the rights and obligations set forth below, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    AGREEMENT

1.   Definitions.

     1.1 The "Licensee Site" means the Internet Site operated by or on behalf of Licensee, with the following URL: [http://www.brokerageamerica.com].

     1.2 The "B4Utrade Site" means the Internet Site operated by or on behalf of B4Utrade, with the following URL: www.b4utrade.com.

     1.3 The "Banner" means a GIF button, provided by B4Utrade, which incorporates B4Utrade's logo and textual images directly the Registered User to access the Banner and register with B4Utrade for a New B4Utrade Promotional Account. When selected by a Registered User, the Banner will provide a hyperlink from the Licensee Site to a co-branded registration page within the B4Utrade Site designed to register the Registered User for a New Promotional Account.

     1.4 "Email Link" means a hypertext link, and accompanying language, that, when selected by a Registered User, will send the Registered User to a co-branded registration page within the B4Utrade Site designed to register the Registered User for a New Promotional Account.

     1.5 "Internet Site" means a World Wide Web site and, depending on the context, refers either to the B4Utrade Site or to the Licensee Site.

     1.6 "New B4Utrade Account" means a new subscription to, or registration with, B4Utrade for a free one-month trial subscription by a Registered User who
(a) hyperlinks to B4Utrade Site by using the hyperlink provided to Licensee, (b) subscribes to, or registers with, B4Utrade at that time under B4Utrade's generally applicable subscription or registration procedures, and (c) does not already have a current subscription or registration with B4Utrade at the time of such subscription or registration.



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     1.7 "The Service" means the privately branded version of B4Utrade that will be constructed for of Licensee's Subscribers. The Service will be the complete eight (8) tool service of the B4Utrade service. The eight (8) tool service shall consist of: (1) Customized Stock Screener, (2) Streaming Portfolio Tracker, (3) Stocks Up Close, (4) Institutional Piggyback, (5) Streaming Wall of Stocks, (6) IPO's, (7) Market Scanner, (8) Splits & Buybacks. Each Subscriber shall register to use the Service for a period of twelve (12) consecutive months and shall receive the Service for a period of twelve (12) consecutive months thereafter without cancellation, regardless of termination of this Agreement by either Party subsequent to the Subscriber's registration and without regard to section (15.3) of this Agreement. However, the Service may be cancelled in the event that the Service is completely discontinued by B4Utrade, or individually for any Subscriber who violates B4Utrade's Policies and Operating Procedures. Licensee will be paying B4Utrade fees based upon the Subscription Fee assigned to each of the Licensee's Subscribers.

     1.8 "Registered User", "Subscribers" and "Newly Registered Users" mean an individual or individuals who have subscriptions and/or have registered with "The Service" to have access to "The Service" and the services and/or products offered by "The Service".

     1.9 "Subscription Fee" means the dollar value assigned to the individual Subscriber's use of the Service for a period of twelve (12) months. The Subscription Fee is used as the basis for calculating the Monthly License Fee. The Subscription Fee is equal to one-hundred and eighty dollars ($180) per year ($15 per month x 12 months). Once a Subscriber has registered under this Agreement, that individual's respective Subscription Fee cannot, with out express written consent by both Parties, be amended or renegotiated until the Service has been provided to the Subscriber for a period of twelve (12) months.

     1.10 "Monthly License Fee" means the dollar amount Licensee agrees to pay B4Utrade for each Determining Month covered by the Term of this Agreement. The Monthly Licensee Fee for each Determining Month shall be an amount equal to the greater of (a) the number of Subscribers who have newly registered for the Service during that respective Determining Month multiplied by the Subscription Fee (For Example: in Determining Month 1, 100 new Subscribers registered for the Service - the corresponding Licensee Fee would be $18,000 dollars, or (100 subscribers x $180.00)); or (b) the "Minimum Payment." Monthly License Fee and Minimum Payment are collectively referred to as the "Fees."

     1.11 "Minimum Payment" means an amount equal to five-thousand ($5,000) dollars.

2. Link to B4Utrade Site; Promotional Placements. During the Term, and subject to the provisions of this Agreement, Licensee may use any combination of the following types of hyperlinks, or any additional creative presence mutually approved by both Licensee and B4Utrade, in connection with its Registered Users:

     2.1 Banner Link. Licensee will place a Banner, produced by Licensee or by B4Utrade, on its Internet Site in a location and on a page Licensee users can access. Licensee will cooperate fully with B4Utrade in establishing and maintaining the Banner and Licensee may only display Banners mutually authorized by Licensee and by B4Utrade. Licensee will be solely responsible for the development, operation and maintenance of its Internet Site. B4Utrade will be solely responsible for the development, operation and maintenance of its Internet Site.

     2.2 Email Link. B4Utrade shall provide Licensee with an Email Link that Licensee can include in any email that Licensee sends to its Users ("Licensee
Email").        This        email        links       is       as        follows:
http://www.b4utrade.com/servlet/ReferSerlet?partner=wadecook. Additional links are available upon request. Licensee may only distribute Email Links provided to by B4Utrade in promoting the Service. B4Utrade may discontinue use of or replace Email Links at any time and from time to time in B4Utrade's sole discretion; however, B4Utrade shall give the Licensee at least 10 business days prior written notice of any such discontinuance or replacement of Email Links. Upon request by B4Utrade, Licensee shall cease using any Email Link and replace it with a new Email Link provided by B4Utrade. Any Licensee Email distributed by Licensee containing an Email Link must be copied

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in full to B4Utrade at the  following  email  address:  service@b4utrade.com  or
wadecook@b4utrade.com or an agreed upon email destination for all Licensee Subscribers.

3. Prohibited Content on Associate Licensee Site and In Associate Email. With respect to the Licensee Site and B4Utrade Site, and Licensee Email, Licensee and B4Utrade shall take commercially reasonable steps: (a) not to knowingly permit to appear or be uploaded any information which is libelous, defamatory or which discloses private or personal matters concerning any person, without such person's consent; (b) not to knowingly permit to appear or be uploaded any messages, data, images or programs which are obscene, profane or pornographic;
(c) not to knowingly permit to appear or be uploaded any messages, data, images or programs that would violate the property rights of others, including unauthorized copyrighted text, images or programs, patents, trade secrets or other confidential proprietary information, or trademarks or service marks used in an infringing fashion; (d) not to knowingly permit to appear or be uploaded any information, messages, data, images, or programs that are discriminatory or otherwise offensive; and (e) not to knowingly violate any federal, state or local laws, rules or regulations or permit the use of the Associate Site and/or Associate Email for any such violations (all hereinafter referred to as "Prohibited Content").

4. Billing. Billing will be distributed monthly from the date of this contract.

5. Payment of Month License Fee. There shall be twelve (12) individual Monthly Licensee Fee payments payable during the Term of this Agreement. Each individual Monthly License Fee payment shall become due after the expiration of its corresponding Determining Month, i.e., Monthly Licensee Fee No. 1 would be due after the expiration of Determining Month 1, Monthly Licensee Fee No. 2 would be due after the expiration of Determining Month 2, etc. Fees, exceeding five-thousand ($5,000) during any particular Determining Month may be accumulated, carried forward and applied toward the Licensee's obligations to make Minimum Payment(s) in subsequent Determining Months.

Determining Month(s):

Month 1:   Begins ________ Ends _____
Month 2:   Begins ________ Ends _____
Month 3:   Begins ________ Ends _____
Month 4:   Begins ________ Ends _____
Month 5:   Begins ________ Ends _____
Month 6:   Begins ________ Ends _____
Month 7:   Begins ________ Ends _____
Month 8:   Begins ________ Ends _____
Month 9:   Begins ________ Ends _____
Month 10:  Begins ________ Ends _____
Month 11:  Begins ________ Ends _____
Month 12:  Begins ________ Ends _____

     5.1 Monitoring and Reporting Duties. B4Utrade shall be responsible for monitoring and accounting for all Subscribers who open New B4Utrade Accounts after hyper-linking to the B4Utrade Site. B4Utrade will send Licensee a report showing in reasonable detail the calculation of all revenue share earned during such month. These reports shall be certified by an officer of B4Utrade or by a designee of such officer to be correct to the best of B4Utrade's knowledge and information. The Licensee shall, upon ten (10) business days written notice, be granted access to B4Utrade books and papers relating in any way to B4Utrades monitoring and accounting of B4Utrade New Accounts, including but not limited to accounting ledgers, sales documentation, subscriber lists, discount information, and refund information. Access shall be granted during regular business hours Monday through Friday, at a place designated by B4Utrade.

6. Upfront Production Fees. Licensee will pay a $15,000 production fee for the "The Service". Production of "The Service" will begin upon receipt of the $15,000 production fee. Upon completion of "The Service", and penetration to 665 subscribers, Licensee will receive $10,000 in a refund (this can be offset against the License Fee if requested by Licensee). $5,000 shall serve as a non-refundable production fee to construct "The Service."

7. No Exclusivity. The Parties agree that none of the rights, licenses or privileges herein granted by either party is exclusive, and that such party hereto retains full rights to contract with third parties for the same or similar services as those that are the subject of this Agreement, under the same or different terms.


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

8. Policies and Operating Procedures. Subscribers to B4Utrade's services are customers of B4Utrade. Accordingly, all B4Utrade rules, policies and operating procedures concerning B4Utrade's customers will apply to Subscriber's while using "The Services". B4Utrade may change its policies and operating procedures at any time. B4Utrade will determine the information required for a completed subscription to a New B4Utrade Promotional Account in accordance B4Utrade's own subscription qualification policies. B4Utrade may reject any application to a New B4Utrade Promotional Account for any reason or for no reason in B4Utrade's sole discretion so long as such rejection does not constitute a violation of federal, state, or local law.

9.   Intellectual Property Rights and Licensee and B4Utrade.

     9.1 Trademark License by Licensee. Subject to the terms and conditions of this Agreement, B4Utrade grants to Licensee a non-exclusive, non-transferable (except as expressly provided herein), worldwide, royalty-free, revocable license to use B4Utrade's trademarks, service marks, trade names, trade dress and logos (but only in the form(s) that they appear in the Banners and Email Links provided by B4Utrade to Licensee (collectively, the "B4Utrade Logo(s)"), solely for the purposes set forth in this Agreement, which expressly include only branding the Banner on the Licensee Site and distributing the Email Links to Registered Users.

     9.2 Trademark License by B4Utrade. Subject to the terms and conditions of this Agreement, Licensee grants to B4Utrade a non-exclusive, non-transferable (except as expressly provided herein), worldwide, royalty-free, revocable license to use Licensees trademarks, service marks, trade names, trade dress and logos (but only in the form(s) approved by the Licensee (collectively, the "Licensee Logo(s)"), solely for the purposes set forth in this Agreement.

     9.3 Restrictions on Trademark License. Licensee and B4Utrade agrees and acknowledges that the Parties shall retain all right, title and interest
(subject to the license granted herein) in and to the Parties' Logos, and that this Agreement does not confer in Licensee any right of ownership in the B4Utrade Logos or any interest in the goodwill associated therewith, and equally does not confer in B4Utrade any right of ownership in the Licensee Logos or any interest in the goodwill associated therewith. When using the B4Utrade Logos, Licensee will follow B4Utrade's trademark guidelines as provided to Licensee from time to time. When using the Licensee Logos, B4Utrade will follow
Licensee's trademark guidelines as may be provided to B4Utrade from time to time. The Parties agree that they will not modify or alter the Logos belonging to the other Party for public display, except upon receiving prior written consent. The license to the B4Utrade and Licensee Logos described in this
Section 7.2 shall expire upon termination of this Agreement.

10. Confidentiality. Except as expressly set forth herein, the parties shall maintain in confidence the terms of this Agreement. It is expected that the parties may disclose to one another certain information, as defined herein, which is considered by the disclosing party to be proprietary or confidential information ("Confidential Information"). Confidential Information is defined as any information, communication, chart, plan, graph, list, video, design or data, in any form, including, but not limited to, oral, written, graphic or electromagnetic forms, models or samples, which the disclosing party identifies as confidential or which is of such a nature that the receiving party should reasonably understand that the disclosing party desires to protect such information, communication or data against unrestricted disclosure or use, including without limitation, traffic and performance data, software codes, and marketing data. All Confidential Information shall remain the sole property of the disclosing party and its confidentiality shall be maintained and protected by the receiving party with the same degree of care as the receiving party uses for its own confidential and proprietary information. The receiving party shall not use the Confidential Information of the other party except as necessary to fulfill its obligations under this Agreement, nor shall it disclose such Confidential Information to any third party without the prior written consent of the disclosing party. Confidential Information shall be returned and/or destroyed by the recipient when it is no longer needed to fulfill obligations under this Agreement. The restriction on the use or disclosure of any Confidential Infraction shall not apply to any Confidential Information: (a) after it has become generally available to the public without breach of this Agreement by the receiving party; (b) which is rightfully in the receiving party's possession prior to


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disclosure to it by the disclosing  party; (c) which is independently  developed by the receiving party; or (d) which is rightfully received by the receiving party from a third party without a duty of confidentiality. In addition, the recipient may disclose Confidential Information if so required by law, a court, or governmental agency, so long as the disclosing party has been notified of the requirement promptly after the recipient becomes aware of the requirement, and so long as the recipient takes all reasonable steps to minimize the extent of such disclosure and complies with any protective order that covers the Confidential Information to be disclosed. The parties agree that a breach of this Section will cause either party irreparable harm and that the harmed party shall be entitled to appropriate injunctive relief in the event of such breach, in addition to all other remedies available in law or equity.

11. Marketing and Publicity. In addition to the 100 monthly subscriptions, Licensee will promote "The Service" via promotion on the Licensee's web site accessible through (www.wadecook.com), via online promotion, online registration of new users, email, advertisements plus any other outlets generally used to promote branded products and services. Each party shall submit to the other, for its prior written approval, which approval will not be unreasonably withheld or delayed, any marketing materials, advertising, press releases, and all other promotional materials related to the transactions contemplated hereunder which reference the other party or its trade names, trademarks, service marks or logos ("Materials"). Each party will reasonably consider the views of the other party in designing and implementing such Materials.

12. Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE SUBJECT MATTER OF THIS AGREEMENT IS PROVIDED "AS IS" AND WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF ACCURACY, RELIABILITY, TIMELINESS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT, OR WARRANTIES ARISING OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OR TRADE. AMONG OTHER THINGS, NEITHER PARTY MAKES ANY REPRESENTATION THAT ITS WEB SITE WILL BE UNINTERRUPTED OR ERROR-FREE AND NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR THE CONSEQUENCES OF ANY INTERRUPTIONS OR ERRORS WHICH ARE NOT THE RESULT OF GROSS NEGLIGENCE, RECKLESSNESS, OR INTENTIONAL MISCONDUCT.

13. Limitation of Liability. LICENSEE AND B4UTRADE SHALL NOT BE LIABLE FOR DIRECT, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES, OR ANY LOSS OF REVENUE, PROFITS, OR DATA, WHICH ARE NOT RELATED TO GROSS NEGLIGENCE, RECKLESSNESS, OR INTENTIONAL MISCONDUCT, ARISING IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN SUCH CASES THE PARTIES' SOLE REMEDY AVAILABLE WITH RESPECT TO THIS AGREEMENT OR ANY BREACH HEREOF SHALL BE TO TERMINATE THIS AGREEMENT AND RECEIVE ANY UNPAID REFERRAL FEES(???).

14.  Indemnification

     14.1 Indemnification by Associate and B4Utrade. Associate will defend and indemnify B4Utrade and its affiliates (and their respective officers, directors, employee, and agents) against and in respect of any claim or action brought by a third party, to the extent relating to the development, operation, maintenance and contents of the Associate Site or emails containing Email Links. B4Utrade will defend and indemnify Associate and its affiliates (and their respective officers, directors, employees, and agents) against and in respect of any claim or action brought by a third party, to the extent relating to the development, operation, maintenance and contents of the B4Utrade Site.

     14.2 Indemnification Process. In connection with any claim or action described in this Section 12, the party seeking indemnification (a) will give the indemnifying party prompt written notice of the claim; (b) will cooperate with the indemnifying party (at the indemnifying party's expense) in connection with the defense and settlement of the claim; and (c) will permit the indemnifying party to control the defense and settlement of the claim, provided that the indemnifying party may not settle the claim without the indemnified party's prior written consent (which consent shall not be unreasonably withheld). Further, the indemnified party (at its cost) may


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participate in the defense and settlement of the claim.

15.  Term and Termination.

     15.1 Term. The term of this Agreement will begin on the Effective Date and will continue for a period of one (1) year and shall automatically renew for a successive one (1) year period thereafter, unless either party gives the other at least thirty (30) business days written notice of its intent not to renew or unless otherwise terminated as provided herein.

     15.2 Termination. This contract is non-cancelable for the first 3-months or for a total of ninety (90) days. Thereafter, either party may terminate this Agreement for any reason upon thirty (30) business days written notice to the other party. This Agreement is also terminate upon the filing of a petition for bankruptcy, or the appointment of a receiver with respect to either of the Parties.

     15.3 Survival; Effect of Termination. Sections 8, 10, 11 and 12 shall survive termination of this Agreement. In addition, in the event of termination, B4Utrade shall pay all Referral Fees (???) due to Licensee within twenty (20) days of such termination.

16.  Miscellaneous

     16.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to its subject matter and supersedes any prior understanding or agreement regarding such subject matter. This Agreement may not be amended or modified, and no provision hereof may be waived, except in writing signed by the parties hereto.

     16.2 Assignment. Neither party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other, except that no such consent is required for assignment to any third party who succeeds to all or substantially all of the business of assets of the assignor, whether by merger, acquisition or otherwise. This Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the parties.

     16.3 Relationship of the Parties. The Parties agree and acknowledge that they are entering into a licensing agreement whereby the Licensee's licenses for its Subscribers the right to access and use the Service in exchange for the payment of a Licensing Fees to B4Utrade. Neither party shall have any authority to make or accept any offers or representations on the other's behalf. Neither party shall make any statement that reasonably would contradict anything in this Section.

     16.4 Notices. All notices under this Agreement shall be in writing and shall be deemed given when personally delivered, when sent by confirmed fax, or three (3) days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice.

     16.5 Governing Law. This Agreement shall be construed according to the laws of the State of California, excluding any conflict of law or other similar provisions thereof that would cause the laws of another jurisdiction to apply, and all actions and disputes hereunder shall be brought in the state or federal courts of California. In addition, each party agrees to submit to the personal jurisdiction and venue of state or federal courts in the city and county of San Francisco, California. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys' fees.

     16.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.

     16.7 Arbitration. All disputes arising out of or under this Agreement, which cannot be settled by agreement of the parties, shall be submitted to the American Arbitration Association (AAA), to be heard in King County, Washington, under the rules then in force, or such other rules or venue agreed upon by the parties. The prevailing party in any dispute shall be reimbursed all of its reasonable costs, including reasonable attorney's fees by the other party.

The aggrieved person can initiate arbitration by sending written notice of an intention to arbitrate by registered or certified mail to all parties and to AAA. The notice must contain a description of the dispute, the amount involved (if any) and the


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remedy sought.  If and when a demand for  arbitration is made by any party,  the parties agree to execute a Submission Agreement, provided by AAA, setting forth the rights of the parties if the case is arbitrated, and the rules and procedures to be followed at the arbitration hearing. The parties shall agree on a jurist from the AAA panel. If they are unable to agree, AAA will provide a list of three available panel members and each party may strike one. The remaining judge will serve as the arbitrator.

Prior to the arbitration hearing, the parties to the dispute shall mediate any dispute before a mediator of their mutual choosing or as selected by the arbitration form the AAA panel.

The arbitrator may, at a minimum, hear summary motions, make such procedural rulings as he or she may deem appropriate, and resolve all questions of fact or law. The arbitrator may make monetary awards consistent with the terms of this Agreement and award commercially reasonable interest thereon. The arbitrator has the authority to award reasonable attorneys' fees, arbitrators' fees, costs and other reasonable expenses, to the prevailing party in the dispute, provided each party to the dispute must pay its own witness fees.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

LICENSEE:  Stock Market Institute of           B4UTRADE.COM
Learning, Inc.

For Stock Market Institute of Learning,
Inc.                                           KEITH SAVITZ, CEO


By:  /s/ Robert Hondel, COO                    By:  /s/ Keith Savitz
     -----------------------------                 -----------------------------

Title:  Chief Operations Officer               Title:  CEO

Date: ______________________                   Date:  9/20/01